                                                                    EXHIBIT 99.1


                      PRESS RELEASE DATED OCTOBER 19, 1998

Adaptec Announces $200 Million Stock Buyback

 MILPITAS, Calif., -- October 19, 1998 - The Board of Directors of Adaptec, Inc. has authorized the repurchase of up to $200 million worth of the company's outstanding common stock. The shares will be purchased on the open market.

 Interim CEO Larry Boucher said, "The Board decision reflects my confidence in the company's future. Both Adaptec management and the Board are committed to building shareholder value, and an expanded stock repurchase will benefit shareholders. Today's announcement reinforces Adaptec's intent to deliver improved performance and profitability."

 About Adaptec

 Adaptec provides bandwidth management technologies for organizations building the global information infrastructure. Its high performance I/O, connectivity, and network products are incorporated into the systems and products of major computer and peripheral manufacturers. Founded in 1981 and headquartered in Milpitas, Calif., Adaptec (NASDAQ: ADPT) employs people worldwide in design, manufacturing, sales, service and distribution. Adaptec's home page is http://www.adaptec.com.

 Adam Trunkey
 Adaptec, Inc.
 (408) 957-6761